Exhibit (m)(5)

SCHEDULE A

TO THE A & C SHARES

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

ACCESS ONE TRUST

AS OF DECEMBER 14, 2006

Access Flex High Yield Fund

Access Flex Bear High Yield

Access Commodity Fund

Access Bear Commodity Fund